UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 14, 2015

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55046	46-1047971

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Constitution Drive
Menlo Park, California 94025
(Address of principal executive offices)

(650) 433-2900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Such risks and uncertainties include but are not limited to those discussed in this report and in Asterias Biotherapeutics, Inc.'s other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Item 8.01. Other Events.

On May 14, 2015 Asterias Biotherapeutics, Inc. (the "Company") issued a press release (the "Press Release") announcing publication of the abstract for its previously announced, upcoming presentation at the 2015 American Society of Clinical Oncology ("ASCO") of positive clinical data from the Phase 2 clinical trial of AST-VAC1. AST-VAC1 is the Company's autologous telomerase-based dendritic cell therapeutic cancer vaccine for Acute Myelogenous Leukemia (AML). A copy of the Press Release is attached as Exhibit 99.1 and is incorporated herein by reference.

AST-VAC1 is an autologous product (using cells that come from the treated patient) consisting of mature antigen-presenting dendritic cells pulsed with RNA for the protein component of human telomerase (“hTERT”) and a portion of a lysosomal targeting signal ("LAMP"). LAMP directs the telomerase RNA to the lysosome, the subcellular organelle that directs the RNA to a particular part of the cell membrane. AST-VAC1 is injected into the patient’s skin; and from there the dendritic cells travel to the lymph nodes and instruct cytotoxic T-cells (T-cells that "kill" other cells) to kill tumor cells that express telomerase on their surface.

In the Phase 2 clinical trial, patients with AML were administered AST-VAC1 that is designed to stimulate immune responses to tumor cells, such as leukemic cells, that express telomerase. AML patients were eligible to participate in the AST-VAC1 trial if they were in complete remission after diagnosis with AML and were classified as being at intermediate or high risk of relapse or if they were in early relapse. The 21 patients treated in the study were vaccinated weekly for six weeks with intra-dermal skin injections of AST-VAC1 followed by six booster injections every other week for 12 weeks. The 21 patients in first or second complete remission were comprised of 16 patients in first complete remission, or CR1, three patient in second completer remission, or CR2, and two patients in early relapse, and each received at least three injections of AST-VAC1. The vaccinations were well tolerated and only one serious side effect, idiopathic thrombocytopenia, a low platelet disorder, was observed to be possibly related to the vaccinations during the first year. Subjects in the trial were followed for a median of 52 months.

The two patients who were vaccinated during early relapse progressed rapidly and did not receive the full dosing regimen of AST-VAC1. Of the 19 patients that were in complete remission (CR1 or CR2) at the time of vaccination, 13 received all 12 doses of AST-VAC1. A 14th patient withdrew consent just before the final 12th dose. Fifty-eight percent (11/19) developed immune responses to telomerase. Eleven of 19 patients were still in remission after a median follow-up of 52 months, seven of which developed detectable cellular immune responses to telomerase. Of the 19 patients in complete remission (CR1 or CR2), seven were at least 60 years old at the time of administration of AST-VAC1. Patients that are at least 60 years old are typically considered at high risk for relapse, and based on historical data, greater than 90% are generally expected to relapse within five years. In this trial, however, 57% of patients over 60 years old (4/7), remain relapse free 52-59 months post AST-VAC1immunotherapy with all four developing immune responses to telomerase.

Patients in their second complete remission (CR2) are also considered to be at high risk of relapse. All three CR2 patients treated with AST-VAC1 were in remission as of their last follow-up visits of 24, 50 and 59 months and two of these patients developed immune responses to telomerase.

The Company believes that the results of the trial suggest that immunotherapy with AST-VAC1 is feasible, safe, can stimulate immune responses to telomerase, and may provide protective immune responses even in high risk patients with AML. The Company will be evaluating its options with respect to the continuing development of AST-VAC1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release, dated May 14, 2015, issued by Asterias Biotherapeutics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: May 15, 2015	By:	/s/ Robert W. Peabody
Chief Financial Officer